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Exhibit 10.19

Summary of GoRemote Executive Incentive Guidelines
Fiscal Year 2005

1. Plan Name and Effective Date

        The Compensation Committee of GoRemote's Board of Directors (the "Compensation Committee") has adopted the following guidelines for executive incentive compensation, effective for GoRemote's 2005 fiscal year, from November 1, 2004 through October 31, 2005.

2. Purpose

        The purpose of these guidelines is to establish financial incentives for eligible executives, in furtherance of GoRemote's revenue and profitability goals, in order to help GoRemote stockholders realize increased value from their investments.

3. Eligibility

        Executive officers of GoRemote who are designated by the Compensation Committee are eligible to participate in these arrangements and are referred to in this summary as "Participants."

4. Timing of Incentive Payments

        On an annual basis, the Compensation Committee will consider these guidelines, GoRemote's profitability and such other factors as it deems appropriate to determine the incentive payment amounts to be paid to Participants. These amounts will be paid as soon as administratively feasible after GoRemote's public announcement of audited financial results for the 2005 fiscal year.

5. Payments

        Chart A shows the target bonus amounts for each Participant as of January 1, 2005, expressed as a percentage of such person's base salary. The Compensation Committee determines all target bonus levels for executive officers, based on recommendations by GoRemote's CEO.

        Chart B specifies the percentage of target bonus amounts to be paid to Participants for achieving revenue and operating profit targets set by the Compensation Committee. For example, the incentive matrix indicates that, if GoRemote reaches 100% of the revenue target and 100% of the operating profit target, each Participant would be entitled to 100% of his or her target bonus.

6. Determination of Incentive Payment Target Levels

        The Compensation Committee will determine the revenue and operating profit targets to be used for the 2005 fiscal year. The Company's revenue and operating profit for the 2005 fiscal year will be determined in accordance with generally accepted accounting principles.

Chart A

Participants and Target Bonus

Name and Position	Target Bonus as % of Base Salary
Daniel W. Fairfax Senior Vice President and Chief Financial Officer	50
David L. Teichmann Senior Vice President, General Counsel and Secretary	40
Greg Carver Vice President of Customer Operations	30

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  Exhibit 10.19
Summary of GoRemote Executive Incentive Guidelines Fiscal Year 2005